EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$31,393	$25,192
Available-for-sale securities	153,475	130,603
Accounts receivable, net	6,362	6,468
Receivables from sales representatives	9,742	13,238
Inventory	937	889
Prepaid expenses and other current assets	20,433	14,174

Total Current Assets	222,342	190,564

Property and equipment, net	35,293	28,374
Intangible assets	3,000	—
Long term investments	100	100
Bonds held to maturity, at amortized cost	301	289
Other assets	3,582	1,562

Total Assets	$264,618	$220,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,500	$6,804
Deferred income and customer prepayments	80,545	62,036
Accrued liabilities	11,413	12,427
Income taxes payable	959	751

Total Current Liabilities	99,417	82,018

Liabilities for incentive and bonus plans	102	102
Deferred income and customer prepayments — long term	7,554	1,802
Deferred tax liability	293	403

Total Liabilities	107,366	84,325

Minority interest	4,583	2,913

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 42,337,568 (2006: 42,271,568) shares issued and outstanding	423	423
Additional paid in capital	130,460	125,832
Retained earnings	20,681	4,830
Accumulated other comprehensive income	1,105	2,566

Total Shareholders’ Equity	152,669	133,651

Total Liabilities and Shareholders’ Equity	$264,618	$220,889

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$32,270	$28,594	$91,849	$82,762
Exhibitions	454	435	26,153	20,514
Miscellaneous	1,059	291	3,273	901

	33,783	29,320	121,275	104,177

Operating Expenses:
Sales (Note 2)	12,330	10,675	41,132	34,929
Event production	163	129	10,240	9,245
Community (Note 2)	5,051	4,423	17,759	16,654
General and administrative (Note 2)	10,484	9,133	31,929	28,340
Online services development (Note 2)	1,614	1,232	4,200	3,354
Amortization of software costs	38	315	118	922

Total Operating Expenses	29,680	25,907	105,378	93,444

Income from Operations	4,103	3,413	15,897	10,733

Interest and dividend income	1,758	1,426	4,874	3,774
Gain on sale of available-for-sale securities	-	9	-	309
Loss on investment, net	-	-	(1,846)	-
Foreign exchange gains (losses), net	(294)	(228)	(758)	(456)

Income before Income Taxes	5,567	4,620	18,167	14,360
Income Tax Expense	(89)	(153)	(646)	(576)

Net Income before Minority Interest	$5,478	$4,467	$17,521	$13,784

Minority interest	(345)	(332)	(1,670)	(1,465)

Net Income before cumulative effect of change in accounting principle	$5,133	$4,135	$15,851	$12,319
Cumulative effect of change in accounting principle (Note 3)	-	-	-	251

Net Income	$5,133	$4,135	$15,851	$12,570

Basic net income per common share before cumulative effect of change in accounting principle	$0.12	$0.10	$0.37	$0.29

Cumulative effect of change in accounting principle	-	-	-	$0.01

Basic net income per common share	$0.12	$0.10	$0.37	$0.30

Diluted net income per common share before cumulative effect of change in accounting principle	$0.12	$0.10	$0.37	$0.29

Cumulative effect of change in accounting principle	-	-	-	$0.01

Diluted net income per common share	$0.12	$0.10	$0.37	$0.30

Common shares used in basic net income per common share calculations	40,911,499	40,615,512	40,904,103	40,627,995

Common shares used in diluted net income per common share calculations	41,091,922	40,673,027	41,063,380	40,687,210

Basic net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.12	$0.10	$0.37	$0.29

Cumulative effect of change in accounting principle	-	-	-	$0.01

Basic net income per non-vested restricted share	$0.12	$0.10	$0.37	$0.30

Diluted net income per non-vested restricted share before cumulative effect of change in accounting principle	$0.12	$0.10	$0.37	$0.29

Cumulative effect of change in accounting principle	-	-	-	$0.01

Diluted net income per non-vested restricted share	$0.12	$0.10	$0.37	$0.30

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,426,069	1,656,056	1,419,443	1,623,007

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,785,967	1,656,056	1,650,593	1,623,007

Note : 1.	Online and other media services consists of:

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$19,656	$16,690	$55,418	$47,469
Print services	12,614	11,904	36,431	35,293

	$32,270	$28,594	$91,849	$82,762

Note : 2.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$483	$701	$1,869	$1,084
Community	55	27	157	80
General administrative	311	746	1,956	1,567
Online services development	65	44	225	142

	$914	$1,518	$4,207	$2,873

Note : 3.	Represents the cumulative effect of change in accounting principle, resulting from the adoption of SFAS No. 123(R) with effect from January 1, 2006.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Nine months ended September 30
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$15,851	$12,570
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,354	3,370
Accretion of U.S. Treasury strips zero % coupons	(12)	(21)
Unrealised dividend income on available-for-sale securities	-	(19)
Unrealised interest income on available-for-sale securities	(961)	(762)
Impairment of investment	2,301	-
Profit on sale of equipment	-	(30)
Bad debt expense	293	131
Non-cash compensation expense	4,207	2,873
Income attributable to minority shareholder	1,670	1,465
Equipment written off	264	1
Cumulative effect of change in accounting principle	-	(251)

	26,967	19,327

Changes in assets and liabilities:
Accounts receivables	(187)	(114)
Receivables from sales representatives	3,496	(5,107)
Inventory	(49)	(85)
Prepaid expenses and other current assets	(6,259)	(8,882)
Long term assets	(2,020)	(1,006)
Accounts payable	(304)	1,525
Accrued liabilities and liabilities for incentive and bonus plans	(1,014)	4,506
Deferred income and customer prepayments	24,261	15,721
Tax liability	98	204

Net cash provided by operating activities	44,989	26,089

Cash flows from investing activities:
Purchase of property and equipment	(10,537)	(2,307)
Proceeds from sale of equipment	-	30
Purchase of intangible assets	(3,000)	-
Purchase of available-for-sale securities	(365,535)	(403,751)
Proceeds from sale of available-for-sale securities	339,862	311,412

Net cash used in investing activities	(39,210)	(94,616)

Cash flows from financing activities:
Amount received towards directors purchase plan	422	359

Net cash generated from financing activities	422	359

Net increase in cash and cash equivalents	6,201	(68,168)
Cash and cash equivalents, beginning of the period	25,192	94,321

Cash and cash equivalents, end of the period	$31,393	$26,153

Supplemental cash flow disclosures:
Income tax paid	$548	$372